Exhibit 99.1

News Announcement

Conference Call:	Today, July 29, 2009 at 10:00 a.m. ET
Dial-in number:	212/231-2900
Webcast:	www.pngaming.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS SECOND

QUARTER REVENUE OF $580.8 MILLION

- Diluted Earnings Per Share of $0.27 Inclusive of Certain Net Charges of $0.05 Per Share -

- Establishes 2009 Third Quarter Guidance -

Wyomissing, Penn., (July 29, 2009) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported second quarter operating results for the three months ended June 30, 2009, as summarized below:

Summary of Second Quarter Results

	Three Months Ended June 30,
(in millions, except per share data)	2009 Actual	2009 Guidance (2)	2008 Actual
Net revenues	$580.8	$595.6	$620.6
EBITDA (1)	141.7	146.9	164.2
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, and other expenses	(113.2)	(109.2)	(127.2)
Net income	$28.5	$37.7	$37.0

Diluted earnings per common share	$0.27	$0.35	$0.42

(1)

EBITDA is income from operations, excluding charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture. A reconciliation of net income per accounting principles generally accepted in the United States of America (“GAAP”) to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)	The figures in this column present the guidance Penn National Gaming provided on April 23, 2009 for the three months ended June 30, 2009.

-more-

Review of Second Quarter 2009 Results vs. Guidance and Second Quarter 2008 Results

	Three Months Ended June 30,
	2009	2009 Guidance (1)	2008
Diluted earnings per common share	$0.27	$0.35	$0.42
Impairment loss for replaced Lawrenceburg vessel	0.06	—	—
Net income related to sale of investment in corporate debt securities	(0.03)	—	—
Currency translation loss	0.02	—	—
Diluted earnings per common share before impairment loss for replaced Lawrenceburg vessel, net income related to sale of investment in corporate debt securities, and currency translation loss	$0.32	$0.35	$0.42

(1)	The figures in this column present the guidance Penn National Gaming provided on April 23, 2009 for the three months ended June 30, 2009.

Commenting on the results, Peter M. Carlino, Chairman and Chief Executive Officer of Penn National Gaming said, “While the current economic environment continues to impact the overall gaming industry, regional market revenue trends remain largely stable.  Penn National’s second quarter results were below our guidance, primarily as a result of unfavorable variances at Lawrenceburg, Charles Town, and Zia Park.  Lawrenceburg’s variance, in our view, is primarily attributable to a longer-than-anticipated disruption related to the transition of operations to the new Lawrenceburg vessel, which opened late in the quarter, and an unexpected spike in unusually large employee medical catastrophic claims.  Charles Town’s results reflect the roll-out of certain new marketing programs that were not as productive as projected, and Zia Park appears to be impacted by economic issues in West Texas related to oil price declines.  In addition, while visitation levels at our facilities remain similar to prior periods, spend-per-visit is lower, reflecting the challenges presented to consumers by current macro-economic conditions.

“Reflecting on Penn National’s second quarter results, it is our view that the quarterly property operating performance was generally in line with our expectations, and the variance to our guidance is not indicative of ongoing trends.  Accordingly, our EBITDA guidance for the third and fourth quarters of 2009 is unchanged from the assumptions in the full year guidance provided at the time we reported first quarter results.

“Late in the second quarter, Penn National re-opened the gaming operations at Joliet’s Empress Casino Hotel and hosted the grand opening of the all new Hollywood Casino Lawrenceburg gaming vessel.  The re-opening of these properties is especially noteworthy as both have historically been among our top five performing facilities in terms of revenue contributions.  In addition, since opening, both properties are enjoying strong patronage and play levels, signaling improving competitive positions in their respective markets.

“Following a fire in March that razed the land-based pavilion, Empress Casino Hotel reopened for business on June 25, debuting an entirely remodeled casino vessel with new features and amenities.  Through the efforts of our employees, local officials and contractors, Empress accelerated the timetable of the $55 million casino floor renovation component previously scheduled for completion in the third quarter.  The completely renovated casino vessel features new interior finishes, over 1,100 slots, 20 table games, a new 240-seat buffet and high limit and VIP areas as well as the introduction of Club Hollywood, Penn National’s new player rewards program.  We continue to work closely with the insurance carriers and adjusters and we expect to begin rebuilding the land-based pavilion with the proceeds from our insurance claims commencing in the fourth quarter of 2009, with completion scheduled by year-end 2010.

“In late June, Penn National also unveiled the new, two-story Hollywood Casino Lawrenceburg, a spectacular gaming vessel which represents the culmination of four years of planning, two years of construction and a $336 million capital investment.  The vessel features over 3,200 slots, 88 table games, high limit, VIP areas, new food and beverage offerings and room to accommodate nearly 9,000 guests or more than double the capacity of the prior vessel.  With the expanded parking that opened mid-2008 and other infrastructure improvements, the facility is more accessible than ever before to customers from Cincinnati and the tri-state region.  Hollywood Casino Lawrenceburg was recently selected as a regular stop on the World Poker Tour® with the first event scheduled for this August.  Our facility’s World Poker Tour room is expected to be the premier poker room for Midwest players while providing important promotional benefits to the overall Lawrenceburg operation.  Like Empress Casino Hotel, Hollywood Casino Lawrenceburg introduced the Club Hollywood player rewards program as we continue to refine our player tracking and marketing capabilities.  We are evaluating modest further enhancements to the property including renovations to the casino entrance, dining facilities, and additional slot machines.

“During the second quarter, we made further progress on our pipeline of green field development opportunities in Maryland, Ohio and Kansas that would complement our recent facility openings, expansions and overall portfolio of gaming and racing operations.  In Maryland, our proposed $84 million facility in Cecil County would include a 150-seat buffet, a coffee shop and parking for over 1,600 vehicles and will be built to accommodate 1,500 gaming devices.

“The situation with respect to gaming in Ohio remains fluid on a number of fronts.  Earlier this year, we announced our support of the Ohio Jobs and Growth Plan, a ballot proposal calling for an amendment to the state’s Constitution to authorize casinos in the state’s four largest cities.  Last week, the Ohio Secretary of State certified that the requisite number of signatures had been gathered to put the Ohio Jobs and Growth Plan proposal to voters in November.  If it is voted into law in November, the Ohio Jobs and Growth Plan is expected to bring over $1 billion in new private investment to Ohio, contributing to the revitalization of Cincinnati, Cleveland, Columbus and Toledo.  Penn National has proposed an investment of approximately $600 million to become licensed, build and operate the facilities in Columbus and Toledo which would feature full gaming with gaming taxes earmarked for counties, cities and public schools across the state as well as for Ohio’s horse racing industry.  Meanwhile, earlier this month, the Governor of Ohio issued an executive order authorizing up to 2,500 video lottery terminals at the state’s seven existing racetracks and the Legislature acknowledged the Lottery Commission’s authority to regulate these machines through a provision in the state budget.  As the owner of Raceway Park in Toledo, with an option on a racetrack in the Columbus area, Penn expects to be a beneficiary of this plan.  As is the case in most jurisdictions where gaming legislation is being introduced, both the Ohio Jobs and Growth Plan and the placement of video lottery terminals at Ohio racetracks are subject to regulatory refinement, implementation and litigation risks, all of which are difficult to handicap at this juncture.

“In Kansas, we are moving forward with the process to be considered as a Lottery Gaming Facility Manager in the North East Gaming Zone in Wyandotte County, Kansas.  We are one of two applicants in Wyandotte County.  In June, Penn National received an endorsement from the Unified Government of Wyandotte County, the host community, for the proposed development of a Hollywood-themed gaming and entertainment facility and the Company subsequently executed a development agreement with the County.  Our updated proposal, with a Phase 1 budget of $410 million — inclusive of the $25 million privilege fee and a $65 million post-opening expansion, and a $154 million Phase 2 expansion — would create a destination entertainment facility initially featuring a 76,100 square foot gaming floor, 2,000 slot machines, 58 table games, a 250-room hotel, meeting space, three food and beverage outlets, two lounges and 3,050 parking spaces.  Upon achieving certain financial performance metrics, Penn National proposes constructing a $65 million post-opening expansion to include 540 additional slot machines, 22 more table games, a 21,700 square foot expansion of the casino floor, additional food and beverage offerings, expanded spa facilities at the hotel and 1,400 new parking spaces.  The Kansas Lottery Commission has extended the date to review and sign contracts with casino developers to late August and we anticipate that the state and local selection process will conclude in late 2009.

“While our announced Maryland, Ohio and Kansas plans are thoughtfully structured both from a facility development and return on invested capital perspective, we remain active in many other jurisdictions as we seek to evaluate compelling growth opportunities with a focus on risk management and prudent deployment of our exceptional balance sheet to deliver returns to our shareholders.  Penn National ended the second quarter with approximately $795.1 million in cash and cash equivalents and total debt of $2.4 billion.  With the completion of the Joliet and Lawrenceburg projects, we expect to spend approximately $90 million annually for maintenance capital expenditures.  As such, we look forward to progressing on the growth opportunities in Maryland, Ohio and Kansas as the staggered nature of the capital needs for these projects, our existing cash position and prospects for generating significant free cash flow allows the Company to pursue additional opportunities to enhance shareholder value, including opportunistically acquiring complementary gaming assets, reducing outstanding debt or making share repurchases.”

Development and Expansion Projects

The table below summarizes Penn National Gaming’s current facility development projects:

Project/Scope	New Gaming Positions	Planned Total Budget	Amount Expended Through June 30, 2009	Expected Opening Date
		(in millions)
Hollywood Casino Lawrenceburg (IN) - New two-level, 270,000 square foot gaming vessel, an additional 1,500 space parking garage and additional surface parking. The Hollywood-themed gaming vessel allows 3,617 positions on one level, and another 660 positions on the second level, along with a restaurant and other amenities on the gaming vessel.	1,168	$336	$277.4	Parking Facility — Opened May 2008 Gaming Facility — Opened June 25, 2009

Empress Casino Hotel (IL) - The property experienced a fire on March 20, 2009 which destroyed the land-based pavilion while not damaging the gaming barge. The original project scope included upgrades to the gaming barge, food and beverage offerings, VIP amenities and exterior improvements including signage, landscaping, building exterior and lighting. Due to the fire, upgrades to the gaming barge were accelerated and the barge reopened along with temporary land-based facilities on June 25, 2009. Project scope and budgets for a new land-based pavilion and parking deck are presently being developed with construction estimated to be completed in the 1st quarter of 2010 on the parking deck and late 4th quarter of 2010 on the pavilion.

	—	$55*	$29.4	Gaming Barge — Reopened June 25, 2009 Parking Deck — 1st Quarter 2010 Permanent Land-Based Pavilion — 4th Quarter 2010

* Excluding amounts expected to be recovered via the insurance claim.

Financial Guidance

The following table sets forth current guidance targets for financial results for the 2009 third quarter and full year, based on the following assumptions:

•                  Excludes expected gain from insurance proceeds related to Empress Casino Hotel fire;

•                  Excludes any future Ohio lobbying expense;

•                  Depreciation and amortization charges in 2009 of $195.5 million, with $51.2 million projected to be incurred in the third quarter of 2009;

•                  Estimated non-cash stock compensation expenses of $31.4 million for 2009, with $8.2 million of the cost incurred in the third quarter of 2009;

•                  Excludes potential impact of Company modifying debt obligations;

•                  A diluted share count of approximately 107.1 million shares; and,

•                  There will be no material changes in applicable legislation or regulation, world events, weather, economic conditions, or other circumstances beyond our control that may adversely affect the Company’s results of operations.

	Three Months Ending September 30,		Full Year Ending December 31,
(in millions, except per share data)	2009 Guidance	2008 Actual	2009 Revised Guidance	2009 Prior Guidance (2)	2008 Actual
Net revenues	$651.4	$617.9	$2,463.5	$2,478.9	$2,423.1
EBITDA (1)	162.1	150.1	609.5	614.7	595.4
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, charge for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, and other expenses	(124.4)	(2.6)	(473.8)	(467.3)	(748.7)
Net income GAAP	$37.7	$147.5	$135.7	$147.4	$(153.3)
Diluted earnings per common share	$0.35	$1.69	$1.27	$1.38	$(1.81)

(1)

EBITDA is income from operations, excluding charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.

(2)	These figures present the guidance Penn National Gaming provided on April 23, 2009 for the full year ending December 31, 2009.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information — Operations

(in thousands) (unaudited)

	NET REVENUES		EBITDA (1)
	Three Months Ended June 30,		Three Months Ended June 30,
	2009	2008	2009	2008
Charles Town Entertainment Complex	$121,435	$122,073	$34,159	$35,297
Hollywood Casino Lawrenceburg	95,370	111,404	27,111	35,586
Hollywood Casino at Penn National Race Course	77,149	61,628	12,696	10,690
Hollywood Casino Aurora	52,346	50,497	16,876	14,312
Empress Casino Hotel	3,640	44,659	(619)	12,578
Argosy Casino Riverside	48,470	46,146	16,568	15,642
Hollywood Casino Baton Rouge	31,343	33,110	12,500	14,009
Argosy Casino Alton	20,500	21,731	4,920	5,713
Hollywood Casino Tunica	23,711	22,109	5,709	5,502
Hollywood Casino Bay St. Louis	25,422	25,851	5,952	5,761
Argosy Casino Sioux City	13,322	14,050	4,700	5,042
Boomtown Biloxi	18,919	18,958	4,790	5,124
Hollywood Slots Hotel and Raceway	17,226	12,078	3,492	2,107
Bullwhackers	4,720	5,759	157	107
Black Gold Casino at Zia Park	19,779	21,491	6,686	8,158
Casino Rama management service contract	3,674	4,694	3,234	4,272
Raceway Park	2,112	2,343	(176)	(248)
Sanford-Orlando Kennel Club	1,679	2,005	57	97
Earnings from Pennwood Racing, Inc.	—	—	(416)	(152)
Corporate overhead	—	—	(16,666)	(15,348)
Total	$580,817	$620,586	$141,730	$164,249

	NET REVENUES		EBITDA (1)
	Six Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Charles Town Entertainment Complex	$239,339	$244,585	$68,017	$70,698
Hollywood Casino Lawrenceburg	196,871	229,648	57,972	74,858
Hollywood Casino at Penn National Race Course (2)	150,104	101,077	25,890	12,285
Hollywood Casino Aurora	101,100	104,123	32,156	30,370
Empress Casino Hotel	36,509	89,303	6,719	22,125
Argosy Casino Riverside	98,765	92,947	33,964	31,805
Hollywood Casino Baton Rouge	66,432	67,876	27,309	28,252
Argosy Casino Alton	41,099	44,428	9,798	10,860
Hollywood Casino Tunica	48,121	46,671	12,170	11,855
Hollywood Casino Bay St. Louis	51,411	51,292	12,085	11,200
Argosy Casino Sioux City	27,239	28,321	9,695	9,894
Boomtown Biloxi	38,862	39,606	11,539	11,939
Hollywood Slots Hotel and Raceway	31,591	22,778	5,708	5,031
Bullwhackers	9,572	11,503	311	165
Black Gold Casino at Zia Park	42,125	43,406	15,065	16,533
Casino Rama management service contract	6,707	8,679	5,968	7,867
Raceway Park	3,601	3,930	(346)	(461)
Sanford-Orlando Kennel Club	3,595	3,907	346	235
Earnings from Pennwood Racing, Inc.	—	—	(719)	(911)
Corporate overhead	—	—	(33,058)	(28,502)
Total	$1,193,043	$1,234,080	$300,589	$326,098

(1)

EBITDA is income from operations, excluding charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, and gain or loss on disposal of assets, and is inclusive of loss from joint venture.  A reconciliation of net income per GAAP to EBITDA, as well as income from operations per GAAP to EBITDA, is included in the accompanying financial schedules.

(2)

Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
EBITDA	$141,730	$164,249	$300,589	$326,098
Loss from joint venture	416	152	719	911
Depreciation and amortization	(46,942)	(45,182)	(91,372)	(84,974)
Charge for stock compensation	(6,787)	(5,383)	(15,272)	(9,528)
Impairment loss for replaced Lawrenceburg vessel	(11,689)	—	(11,689)	—
Empress Casino Hotel fire	(331)	—	(5,731)	—
Gain (loss) on disposal of assets	308	(245)	296	(357)
Income from operations	$76,705	$113,591	$177,540	$232,150
Interest expense	(29,851)	(44,536)	(61,089)	(91,751)
Interest income	1,603	553	4,694	1,236
Loss from joint venture	(416)	(152)	(719)	(911)
Other	2,887	(574)	4,979	884
Taxes on income	(22,448)	(31,859)	(56,264)	(63,849)
Net income	$28,480	$37,023	$69,141	$77,759

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Three Months Ended June 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment loss for replaced Lawrenceburg vessel	Empress Casino Hotel Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$28,004	$—	$—	$—	$6,151	$4	$—	$34,159
Hollywood Casino Lawrenceburg	11,351	—	11,689	—	4,071	—	—	27,111
Hollywood Casino at Penn National Race Course	1,148	—	—	—	11,552	(4)	—	12,696
Hollywood Casino Aurora	15,048	—	—	—	1,828	—	—	16,876
Empress Casino Hotel	(1,239)	—	—	331	253	36	—	(619)
Argosy Casino Riverside	13,660	—	—	—	2,908	—	—	16,568
Hollywood Casino Baton Rouge	10,586	—	—	—	2,302	(388)	—	12,500
Argosy Casino Alton	3,343	—	—	—	1,577	—	—	4,920
Hollywood Casino Tunica	3,993	—	—	—	1,722	(6)	—	5,709
Hollywood Casino Bay St. Louis	2,473	—	—	—	3,479	—	—	5,952
Argosy Casino Sioux City	3,558	—	—	—	1,110	32	—	4,700
Boomtown Biloxi	1,838	—	—	—	2,933	19	—	4,790
Hollywood Slots Hotel and Raceway	(462)	—	—	—	3,954	—	—	3,492
Bullwhackers	(26)	—	—	—	184	(1)	—	157
Black Gold Casino at Zia Park	5,697	—	—	—	989	—	—	6,686
Casino Rama management service contract	3,234	—	—	—	—	—	—	3,234
Raceway Park	(276)	—	—	—	100	—	—	(176)
Sanford-Orlando Kennel Club	(76)	—	—	—	133	—	—	57
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	—	(416)	(416)
Corporate overhead	(25,149)	6,787	—	—	1,696	—	—	(16,666)
Total	$76,705	$6,787	$11,689	$331	$46,942	$(308)	$(416)	$141,730

Three Months Ended June 30, 2008

	Income (loss) from operations	Charge for stock compensation	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$29,314	$—	$5,946	$37	$—	$35,297
Hollywood Casino Lawrenceburg	31,244	—	4,321	21	—	35,586
Hollywood Casino at Penn National Race Course	3,596	—	7,082	12	—	10,690
Hollywood Casino Aurora	12,367	—	1,942	3	—	14,312
Empress Casino Hotel	9,826	—	2,666	86	—	12,578
Argosy Casino Riverside	11,817	—	3,825	—	—	15,642
Hollywood Casino Baton Rouge	11,661	—	2,348	—	—	14,009
Argosy Casino Alton	4,147	—	1,566	—	—	5,713
Hollywood Casino Tunica	3,640	—	1,815	47	—	5,502
Hollywood Casino Bay St. Louis	982	—	4,791	(12)	—	5,761
Argosy Casino Sioux City	3,938	—	1,110	(6)	—	5,042
Boomtown Biloxi	2,276	—	2,790	58	—	5,124
Hollywood Slots Hotel and Raceway	1,239	—	868	—	—	2,107
Bullwhackers	(392)	—	501	(2)	—	107
Black Gold Casino at Zia Park	6,925	—	1,233	—	—	8,158
Casino Rama management service contract	4,272	—	—	—	—	4,272
Raceway Park	(341)	—	93	—	—	(248)
Sanford Orlando Kennel Club	(225)	—	322	—	—	97
Earnings from Pennwood Racing, Inc.	—	—	—	—	(152)	(152)
Corporate overhead	(22,695)	5,383	1,963	1	—	(15,348)
Total	$113,591	$5,383	$45,182	$245	$(152)	$164,249

Reconciliation of Income from Operations (GAAP) to EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead

(in thousands) (unaudited)

Six Months Ended June 30, 2009

	Income (loss) from operations	Charge for stock compensation	Impairment loss for replaced Lawrenceburg vessel	Empress Casino Hotel Fire	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$55,825	$—	$—	$—	$12,189	$3	$—	$68,017
Hollywood Casino Lawrenceburg	37,799	—	11,689	—	8,478	6	—	57,972
Hollywood Casino at Penn National Race Course	7,774	—	—	—	18,118	(2)	—	25,890
Hollywood Casino Aurora	28,496	—	—	—	3,660	—	—	32,156
Empress Casino Hotel	(2,097)	—	—	5,731	3,058	27	—	6,719
Argosy Casino Riverside	28,186	—	—	—	5,772	6	—	33,964
Hollywood Casino Baton Rouge	23,094	—	—	—	4,595	(380)	—	27,309
Argosy Casino Alton	6,910	—	—	—	3,072	(184)	—	9,798
Hollywood Casino Tunica	8,669	—	—	—	3,453	48	—	12,170
Hollywood Casino Bay St. Louis	5,054	—	—	—	7,002	29	—	12,085
Argosy Casino Sioux City	7,437	—	—	—	2,226	32	—	9,695
Boomtown Biloxi	5,689	—	—	—	5,826	24	—	11,539
Hollywood Slots Hotel and Raceway	(1,315)	—	—	—	7,021	2	—	5,708
Bullwhackers	(494)	—	—	—	794	11	—	311
Black Gold Casino at Zia Park	12,814	—	—	—	2,251	—	—	15,065
Casino Rama management service contract	5,968	—	—	—	—	—	—	5,968
Raceway Park	(542)	—	—	—	196	—	—	(346)
Sanford-Orlando Kennel Club	80	—	—	—	266	—	—	346
Earnings from Pennwood Racing, Inc.	—	—	—	—	—	—	(719)	(719)
Corporate overhead	(51,807)	15,272	—	—	3,395	82	—	(33,058)
Total	$177,540	$15,272	$11,689	$5,731	$91,372	$(296)	$(719)	$300,589

Six Months Ended June 30, 2008

	Income (loss) from operations	Charge for stock compensation	Depreciation and amortization	Loss (gain) on disposal of assets	Loss from joint venture	EBITDA
Charles Town Entertainment Complex	$58,959	$—	$11,702	$37	$—	$70,698
Hollywood Casino Lawrenceburg	66,133	—	8,675	50	—	74,858
Hollywood Casino at Penn National Race Course (1)	2,217	—	10,052	16	—	12,285
Hollywood Casino Aurora	26,439	—	3,928	3	—	30,370
Empress Casino Hotel	16,206	—	5,877	42	—	22,125
Argosy Casino Riverside	24,170	—	7,635	—	—	31,805
Hollywood Casino Baton Rouge	23,647	—	4,605	—	—	28,252
Argosy Casino Alton	7,754	—	3,086	20	—	10,860
Hollywood Casino Tunica	8,196	—	3,614	45	—	11,855
Hollywood Casino Bay St. Louis	3,143	—	8,047	10	—	11,200
Argosy Casino Sioux City	7,674	—	2,226	(6)	—	9,894
Boomtown Biloxi	6,366	—	5,448	125	—	11,939
Hollywood Slots Hotel and Raceway	3,013	—	2,018	—	—	5,031
Bullwhackers	(851)	—	1,018	(2)	—	165
Black Gold Casino at Zia Park	14,054	—	2,479	—	—	16,533
Casino Rama management service contract	7,867	—	—	—	—	7,867
Raceway Park	(644)	—	183	—	—	(461)
Sanford Orlando Kennel Club	(134)	—	369	—	—	235
Earnings from Pennwood Racing, Inc.	—	—	—	—	(911)	(911)
Corporate overhead	(42,059)	9,528	4,012	17	—	(28,502)
Total	$232,150	$9,528	$84,974	$357	$(911)	$326,098

(1)

Hollywood Casino at Penn National Race Course includes the results of our Pennsylvania casino that opened on February 12, 2008, as well as the Penn National Race Course and four off-track wagering facilities.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008

Revenues
Gaming	$526,390	$566,395	$1,086,293	$1,127,031
Management service fee	3,674	4,694	6,707	8,679
Food, beverage and other	86,247	81,845	170,869	163,370

Gross revenues	616,311	652,934	1,263,869	1,299,080
Less promotional allowances	(35,494)	(32,348)	(70,826)	(65,000)
Net revenues	580,817	620,586	1,193,043	1,234,080

Operating expenses
Gaming	286,620	302,112	584,182	601,545
Food, beverage and other	65,529	65,569	130,058	127,890
General and administrative	93,001	94,132	192,471	187,521
Impairment loss for replaced Lawrenceburg vessel	11,689	—	11,689	—
Empress Casino Hotel fire	331	—	5,731	—
Depreciation and amortization	46,942	45,182	91,372	84,974
Total operating expenses	504,112	506,995	1,015,503	1,001,930
Income from operations	76,705	113,591	177,540	232,150

Other income (expenses)
Interest expense	(29,851)	(44,536)	(61,089)	(91,751)
Interest income	1,603	553	4,694	1,236
Loss from joint venture	(416)	(152)	(719)	(911)
Other	2,887	(574)	4,979	884
Total other expenses	(25,777)	(44,709)	(52,135)	(90,542)

Income from operations before income taxes	50,928	68,882	125,405	141,608
Taxes on income	22,448	31,859	56,264	63,849
Net income	$28,480	$37,023	$69,141	$77,759

Basic earnings per common share	$0.29	$0.43	$0.72	$0.90
Diluted earnings per common share	$0.27	$0.42	$0.65	$0.88

Weighted-average common shares outstanding

Basic	77,996	86,560	77,905	86,541
Diluted	107,045	88,619	106,700	88,715

Diluted Share Count Methodology

Reflecting the issuance on October 30, 2008 of the $1.25 billion, zero coupon, Series B Redeemable Preferred Stock, Penn National Gaming is required to adjust its diluted weighted average outstanding share count for the purposes of calculating diluted earnings per share as follows:

•                  When the price of Penn National Gaming’s common stock is less than $45, the diluted weighted average outstanding share count is increased by 27,777,778 shares (regardless of how much the stock price is below $45);

•                  When the price of Penn National Gaming’s common stock is between $45 and $67, the diluted weighted average outstanding share count will be increased by an amount which can be calculated by dividing $1.25 billion by the current price per share.  This will result in an increase in the diluted weighted average outstanding share count of between 18,656,716 shares and 27,777,778 shares depending on the current share price; and,

•                  When the price of Penn National Gaming’s common stock is above $67, the diluted weighted average outstanding share count will be increased by 18,656,716 shares (regardless of how much the stock price exceeds $67).

Reconciliation of Non-GAAP Measures to GAAP

EBITDA, or earnings before interest, taxes, charges for stock compensation, impairment loss for replaced Lawrenceburg vessel, Empress Casino Hotel fire, depreciation and amortization, gain or loss on disposal of assets, and other expenses, and inclusive of loss from joint venture, is not a measure of performance or liquidity calculated in accordance with GAAP.  EBITDA information is presented as a supplemental disclosure, as management believes that it is a widely used measure of performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with GAAP.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.  EBITDA is presented as a supplemental disclosure, as management believes that it is a principal basis for the valuation of gaming companies, as this measure is considered by many to be a better indicator of the Company’s operating results than diluted net income per GAAP.  A reconciliation of the Company’s EBITDA to net income per GAAP, as well as the Company’s EBITDA to income from operations per GAAP, is included in the accompanying financial schedules.

A reconciliation of each property’s EBITDA to income from operations is included in the financial schedules herein.  On a property level, EBITDA is reconciled to income from operations per

GAAP, rather than net income per GAAP due to, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

Conference Call, Webcast and Replay Details

Penn National Gaming is hosting a conference call and simultaneous webcast at 10:00 am ET today, both of which are open to the general public.  The conference call number is 212/231-2900; please call five minutes in advance to ensure that you are connected prior to the presentation.  Questions will be reserved for call-in analysts and investors.  Interested parties may also access the live call on the Internet at www.pngaming.com; allow 15 minutes to register and download and install any necessary software.

Following its completion, a replay of the call can be accessed until August 28, 2009 by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21431871.  A replay of the call can also be accessed for thirty days on the Internet at www.pngaming.com.

This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “News” section (select link for “Press Releases”).

About Penn National Gaming

Penn National Gaming owns and operates gaming and racing facilities with a focus on slot machine entertainment.  The Company presently operates nineteen facilities in fifteen jurisdictions, including Colorado, Florida, Illinois, Indiana, Iowa, Louisiana, Maine, Mississippi, Missouri, New Jersey, New Mexico, Ohio, Pennsylvania, West Virginia, and Ontario.  In aggregate, Penn National Gaming’s operated facilities feature over 26,300 gaming machines, approximately 400 table games, over 2,000 hotel rooms and over 959,000 square feet of gaming floor space.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations.  Although Penn National Gaming, Inc. and its subsidiaries (collectively, the “Company”) believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.  Meaningful factors that could cause actual results to differ from expectations include, but are not limited to, risks related to the following: our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; the passage of state, federal or local legislation that would expand, restrict, further tax, prevent or negatively impact operations (such as a smoking ban at any of our facilities) in the jurisdictions in which we do business; the activities of our competitors and the emergence of new competitors; increases in the effective rate of taxation at any of our properties or at the corporate level; delays or changes to, or cancellations of, planned capital projects at our gaming and pari-mutuel facilities or an inability to achieve the expected returns from such projects; construction factors, including delays and increased cost of labor and materials; the ability to recover proceeds on significant insurance claims, the existence of attractive acquisition candidates and development opportunities, the costs and risks involved in the pursuit of those acquisitions and development opportunities and our ability to integrate those acquisitions; the availability and cost of financing; the impact of market conditions or applicable legal restrictions on the Company’s intention to repurchase shares of its common stock; the maintenance of agreements with our horsemen, pari-mutuel clerks and other organized labor groups; the outcome of legal proceedings instituted against the Company in connection with the termination of the previously announced acquisition of the Company by certain affiliates of Fortress Investment Group LLC and Centerbridge Partners, L.P.; the effects of local and national economic, credit, capital market, housing, energy conditions on the economy in general and on the gaming and lodging industries in particular; changes in accounting standards; third-party relations and approvals; our dependence on key personnel; the impact of terrorism and other international hostilities; the impact of weather; and other factors as discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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